Exhibit 17(o)

IVY FUNDS, INC.

THREE EASY WAYS TO VOTE
YOUR PROXY

The accompanying proxy statement discusses important matters affecting Ivy International Growth Fund, a series of Ivy Funds, Inc. Please take time to read the proxy statement, then cast your vote. There are three easy ways to vote -- choose the method that's most convenient for you. Please vote all proxy cards received.

1.	Vote by telephone. Just call our dedicated proxy voting number -- 1-888-221-0697. This is a toll-free number. It's available 24 hours a day, seven days a week. For each proxy, enter the 14-digit number printed on the upper portion of the card and follow the voice promptings to record your vote.

2.	Vote by Internet. Visit the web site -- www.proxyweb.com and enter the 14-digit number. Then follow the voting instructions that will appear. Vote each card received separately.

3.	Vote by mail. Simply fill out the proxy card(s) and return them to us in the enclosed postage paid envelope. Please do not return your cards if you vote by phone or Internet.

Remember -- your vote matters.
Please vote today!